Exhibit (l)(2)

[Letterhead of Sutherland Asbill & Brennan LLP]

January 27, 2017

Harvest Capital Credit Corporation

767 Third Avenue, 25th Floor

New York, New York 10017

Ladies and Gentlemen:

We have acted as counsel to Harvest Capital Credit Corporation, a Delaware corporation (the “Company”), in connection with the registration statement on Form N-2 (File No. 333-198362) (as amended as of the date hereof, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), previously declared effective by the Commission, relating to the public offering of securities of the Company that may be offered by the Company from time to time as set forth in the prospectus dated October 19, 2016, which was included in Post-Effective Amendment No. 6 to the Registration Statement, and which forms a part of the Registration Statement (the “Base Prospectus”), and as may be set forth from time to time in one or more supplements to the Base Prospectus.

This opinion letter is rendered in connection with the issuance and sale from time to time of up to 1,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), as described in the prospectus supplement, dated as of January 27, 2017, filed with the Commission pursuant to Rule 497 under the Securities Act (the “Prospectus Supplement,” and together with the Base Prospectus included therein, the “Prospectus”). The Shares are to be sold by the Company pursuant to the Equity Distribution Agreement, dated as of January 27, 2017, by and between the Company and JMP Securities LLC, as sales agent (the “Sales Agreement”).

As counsel to the Company, we have participated in the preparation of the Registration Statement and the Prospectus and have examined the originals or copies, certified or otherwise identified to our satisfaction as being true copies, of the following:

(i)	The Restated Certificate of Incorporation of the Company, certified by the Delaware Secretary of State as of a recent date;

(ii)	The Bylaws of the Company, certified as of the date hereof by an officer of the Company;

Harvest Capital Credit Corporation

January 27, 2017

(iii)	A Certificate of Good Standing with respect to the Company, issued by the Delaware Secretary of State as of a recent date; and

(iv)

The resolutions of the board of directors of the Company relating to, among other things, (a) the authorization and approval of the preparation and filing of the Registration Statement, and (b) the authorization, issuance, offer and sale of the Shares pursuant to the Registration Statement and the Prospectus certified as of the date hereof by an officer of the Company.

With respect to such examination and our opinion expressed herein, we have assumed, without any independent investigation or verification, (i) the genuineness of all signatures on all documents submitted to us for examination, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as conformed or reproduced copies and the authenticity of the originals of such copied documents, (v) that all certificates issued by public officials have been properly issued, and (vi) the form and content of all documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion letter from the form and content of such documents as executed and delivered. We also have assumed without independent investigation or verification the accuracy and completeness of all corporate records made available to us by the Company.

As to certain matters of fact relevant to the opinions in this opinion letter, we have relied upon certificates and/or representations of officers of the Company. We have also relied on certificates and confirmations of public officials. We have not independently established the facts, or in the case of certificates or confirmations of public officials, the other statements, so relied upon.

This opinion letter is limited to the effect of the Delaware General Corporation Law, as in effect on the date hereof, and we express no opinion as to the applicability or effect of any other laws of such jurisdiction or the laws of any other jurisdictions. Without limiting the preceding sentence, we express no opinion as to any state securities or broker-dealer laws or regulations thereunder relating to the offer, issuance and sale of the Shares. This opinion letter has been prepared, and should be interpreted, in accordance with customary practice followed in the preparation of opinion letters by lawyers who regularly give, and such customary practice followed by lawyers who on behalf of their clients regularly advise opinion recipients regarding, opinion letters of this kind.

Based upon and subject to the limitations, exceptions, qualifications and assumptions set forth in this opinion letter, we are of the opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the terms of the Sales Agreement, the Shares will be validly issued, fully paid and nonassessable.

Harvest Capital Credit Corporation

January 27, 2017

The opinions expressed in this opinion letter (i) are strictly limited to the matters stated in this opinion letter, and without limiting the foregoing, no other opinions are to be implied and (ii) are only as of the date of this opinion letter, and we are under no obligation, and do not undertake, to advise the addressee of this opinion letter or any other person or entity either of any change of law or fact that occurs, or of any fact that comes to our attention, after the date of this opinion letter, even though such change or such fact may affect the legal analysis or a legal conclusion in this opinion letter.

We hereby consent to the filing of this opinion letter as an exhibit to Post-Effective Amendment No. 7 to the Registration Statement, to be filed with the Commission on the date hereof, and to the reference to our firm in the “Legal Matters” section in the Prospectus. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Respectfully submitted,

/s/ SUTHERLAND ASBILL & BRENNAN LLP